3D Systems Sells Its Grand Junction Colorado Facility
     ROCK HILL, South Carolina — December 24, 2008 — 3D Systems Corporation (Nasdaq: TDSC), a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions, announced that it completed the sale of its Grand Junction, Colorado facility for $5.5 million. The company received $3.5 million in cash and a secured $2.0 million note due in December 2013 for the remainder of the purchase price.
     The sale price exceeded both the $3.5 million of net assets related to the Grand Junction facility that the company held on its balance sheet as well as the $3.1 million of industrial revenue bonds that were outstanding on the facility at the time of sale.
     The company fully collaterized the repayment of those industrial developments with a portion of the cash proceeds of the sale and the $1.2 million of restricted cash associated with these bonds. Net of expenses relating to the sale and the amount necessary to fund the redemption of these bonds, the company received approximately $1.1 million of cash net proceeds following the sale.
     The company plans to give the required 35-day notice to redeem the outstanding bonds immediately and expects that the remaining outstanding amounts of these bonds will then be redeemed in due course.
     “I am pleased that, during this period of unprecedented economic turmoil, we were able to complete the sale of the Grand Junction facility to a respected local company with strong roots in the Grand Junction community,” commented Abe Reichental, President and CEO of 3D Systems. “As you know, since we ceased operations in Grand Junction almost two years ago, we have been working diligently to find a buyer who would use the facility to benefit the community. We are deeply grateful to Grand Junction for the support that it has given to 3D Systems over the

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years. I expect that the completion of this transaction will contribute favorably to the continued decrease of our quarterly expenses and will help strengthen our balance sheet and cash position.”
Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.
About 3D Systems
3D Systems is a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com.